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                                                               EXHIBIT 11


                         URETHANE TECHNOLOGIES, INC.

                STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

The computation of net loss per share for the quarter ended March 31, 1996 is as follows:


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

PRIMARY:

Net Loss                                                      $  (593,736)
                                                              ===========

Weighted average number of common shares outstanding           10,401,358
Dilutive common stock equivalents outstanding                          --
                                                              -----------
Average number of common shares outstanding on a
  primary basis                                                10,401,358
                                                              ===========

Net loss per share                                            $     (0.06)
                                                              ===========
FULLY DILUTED:

Net loss                                                      $  (593,736)
                                                              ===========

Weighted average number of common shares outstanding           10,401,358

Dilutive common equivalent shares outstanding                          --
                                                              -----------
Average number of common shares outstanding
  on a fully diluted basis                                     10,401,358
                                                              ===========

Net loss per share on a fully diluted basis                   $     (0.06)
                                                              ===========
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